                                                                  Exhibit 4.4(e)


                                AMENDMENT NO. 3
                                       TO
                         CREDIT AND SECURITY AGREEMENT

         This AMENDMENT NO. 3 TO CREDIT AND SECURITY AGREEMENT (this "Amendment"), made as of this 10th day of May, 2000, among PARAGON CORPORATE HOLDINGS INC. ("Borrower"), certain financial institutions listed on the signature pages hereto (the "Banks"), KEY CORPORATE CAPITAL INC., as Letter of Credit Bank (the "Letter of Credit Bank"), and KEY CORPORATE CAPITAL INC. as Agent for the Banks and the Letter of Credit Bank (the "Agent").

                                  WITNESSETH:

         WHEREAS, the Borrower, the Banks, the Letter of Credit Bank and the Agent have entered into that certain Credit and Security Agreement, dated as of April 1, 1998, as amended by that certain Amendment No. 1 to Credit and Security Agreement, dated as of March 17, 1999, as further amended by that certain Amendment No. 2 to Credit and Security Agreement, dated as of March 31, 2000, (as amended, the "Credit Agreement"), pursuant to which the Agent, the Banks and the Letter of Credit Bank have made certain loans and other financial accommodations available to Borrower; and

         WHEREAS, the Borrower, the Banks, the Letter of Credit Bank and the Agent desire to amend the Credit Agreement as hereinafter set forth;

         NOW, THEREFORE, in consideration of the mutual promises and agreements contained herein and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Borrower, the Banks, the Letter of Credit Bank and the Agent do hereby agree as follows:

1.       DEFINED TERMS.

Each defined term used herein and not otherwise defined herein shall have the meaning ascribed to such term in the Credit Agreement.

2.       AMENDMENT TO THE CREDIT AGREEMENT.

         2.1 AMENDMENT TO INTRODUCTORY PARAGRAPH. The introductory paragraph on Page 1 of the Credit Agreement is hereby amended by deleting the reference to "U.S. $37,000,000" and replacing it with "U.S. $32,000,000".

         2.2 AMENDMENT TO SECTION 8.3(a). Section 8.3(a) is amended to read as follows:

         (a) EQUITY TRANSACTIONS; PERMITTED ACQUISITIONS. The Borrower shall not, and shall not permit any of its Subsidiary Guarantors to, without the prior written consent of the Required Banks, which shall not be unreasonably withheld,
(i) merge or consolidate with or into, or enter into any agreement to merge or consolidate with or into, any other Person or otherwise be a party to any merger or consolidation; (ii) purchase all or substantially all of the assets and business of another Person; or (iii) except as permitted under Section 8.3(d), lease as lessor, sell, sell-leaseback, license or otherwise transfer (whether in one transaction or a series of transactions, but excluding a Permitted Sale) any of its assets (whether now owned or hereafter acquired); PROVIDED, HOWEVER, that
(A) the Borrower and the Subsidiary Guarantors may sell or otherwise dispose of
(I) Inventory in the ordinary course of business, (II) to the extent permitted under Section 6.10, Inventory that is slow-moving or obsolete, and (III) Equipment that is no longer used or useful in the Borrower's or such Subsidiary Guarantor's business or that is obsolete, PROVIDED, that the Net Proceeds of any such sales of Inventory or Equipment shall be applied first to the Obligations in accordance with Section 2.13(c), and (B) subject to the requirements contained in the definition of Permitted Acquisition, the Borrower and the Subsidiary Guarantors may from time to time after the Closing Date effect Permitted Acquisitions.

         2.3 AMENDMENT TO SECTION 8.3(c). Section 8.3(c) is amended to read as follows:

         (c) INDEBTEDNESS. The Borrower shall not, and shall not permit any of its Subsidiary Guarantors to, create, assume, incur, suffer to exist or have outstanding at any time any Indebtedness or other debt of any kind, EXCEPT that this Section 8.3(c) shall not prohibit: (i) the Obligations and the Guaranty by the Subsidiary Guarantors thereof, (ii) ordinary course trade payables, (iii) the Indebtedness on the Supplemental Schedule (which Indebtedness shall not be renewed or increased), (iv) Indebtedness secured by a Lien permitted by Section 8.3(d) of this Agreement, (v) any Indebtedness which results from a Credit Extension permitted in Section 8.3(b) of this Agreement, (vi) the Senior Notes and the Guaranty by the Subsidiary Guarantors thereof, (vii) the incurrence by the Company or any of its Subsidiary Guarantors of Hedging Obligations, (viii) the incurrence by the Company or any of its U.S. domestic Subsidiaries of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding not to exceed $10,000,000, or (ix) the guarantee by the Borrower or any Subsidiary Guarantor of Indebtedness of the Borrower or a Subsidiary of the Company that was permitted to be incurred by another provision of this Agreement. Notwithstanding the foregoing, the Borrower may incur Indebtedness if the Borrower's Consolidated Fixed Charge Coverage Ratio for the Borrower's most recently ended four full Fiscal Quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred would have been at least 2.0 to 1.0, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred.


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


         2.4 AMENDMENT TO SECTION 8.3(e). Section 8.3(e) is amended to read as follows:

                  (e) INVESTMENTS. Other than as disclosed in the Supplemental Schedule, the Borrower shall not, and shall not permit any of the Subsidiary Guarantors to, (i) other than in connection with a Permitted Acquisition, create any Subsidiary after the Closing Date, (ii) make or hold any investment in any common stocks, bonds or securities of any kind or any further capital contribution to any Person other than (x) the common stock of its Subsidiaries existing on the Closing Date, together with the common stock of Subsidiaries created in connection with a Permitted Acquisition and as are otherwise permitted under the Senior Note Indenture (y) notes or securities issued by a customer of the Borrower or its Subsidiary Guarantors in connection with a proceeding in respect of the Financial Impairment of such customer and (z) Cash Equivalents, (iii) be or become a party to any joint venture or other partnership, (iv) make or keep outstanding any advance or loan (except as permitted under Sections 8.3(b) or 8.3(c)), or (v) be or become a Guarantor of any kind (other than a Subsidiary Guarantor of the Obligations or a Guarantor of the Senior Notes).

         2.5 AMENDMENT TO SECTION 8.4(a). Section 8.4(a) is amended to read as follows:

                  (a) MINIMUM CONSOLIDATED EBITDA. The Borrower shall not permit the Consolidated EBITDA of A. B. Dick as of the end of any of the following cumulative fiscal periods to be less than the amount set forth opposite such cumulative fiscal period:

                 CUMULATIVE FISCAL                  CONSOLIDATED EBITDA
                      PERIOD
         --------------------------------------------------------------

         January 1, 2000 -- June 3O, 2000               $2,050,000
         January 1, 2000 -- September 30, 2000          $5,700,000
         January 1, 2000 -- December 31, 2000
         and each Cumulative Four Quarter Fiscal
         Period thereafter                             $11,000,000

         2.6 AMENDMENT TO SECTION 8.4 (b). Section 8.4(b) is amended to read as follows:

                  (b) CONSOLIDATED FIXED CHARGE COVERAGE RATIO. The Borrower shall not at any time permit:

                           (i) the Consolidated Fixed Charge Coverage Ratio of
                  the Borrower as at the end of any of the following cumulative fiscal periods of the Borrower to be less than the ratio set forth opposite such cumulative fiscal period:


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


                 CUMULATIVE FISCAL            CONSOLIDATED FIXED CHARGE
                      PERIOD                       COVERAGE RATIO
         --------------------------------------------------------------

         January 1, 2000 -- September 30, 2000       0.25 to 1.0
         January 1, 2000 -- December 31, 2000        0.50 to 1.0

         January 1, 2001 -- March 3l, 2001           1.20 to 1.0
         January 1, 2001 -- June 30, 2001            1.20 to 1.0
         January 1, 2001 -- September 30, 2001       1.20 to 1.0
         January 1, 2001 -- December 31, 2001,
         and each Cumulative Four Quarter Fiscal
         Period thereafter                           1.20 to 1.0;


or

                           (ii) the Consolidated Fixed Charge Coverage Ratio of
                  A.B. Dick as at the end of any of the following cumulative fiscal periods of the Borrower to be less than the ratio set forth opposite such cumulative fiscal period:



                CUMULATIVE FISCAL                CONSOLIDATED FIXED CHARGE
                     PERIOD                            COVERAGE RATIO
         ---------------------------------------------------------------------
         January l, 2000 -- June 3O,2000                0.50 to 1.0
         January 1, 2000 -- September 30, 2000          1.20 to 1.0
         January 1, 2000 -- December 31, 2000,
         and each Cumulative Four Quarter Fiscal
         Period thereafter                              1.20 to 1.0

         2.7 AMENDMENT TO ANNEX I. Annex I is hereby amended by deleting all references to "$37,000,000" and replacing each such reference with "$32,000,000".

         2.8 AMENDMENT TO ANNEX II. Annex II to the Credit Agreement is amended by deleting the definitions of "Contract Receivables", "Curtis Eligible Accounts", "Curtis Eligible Inventory", "Curtis Guaranty Agreement", "Curtis Intercompany Loans" and "PC+ Products" in their entirety and by deleting the definitions of "Borrowing Base", "Eligible Accounts", "Guaranty Agreement", "Intercompany Loans", and "Subsidiary Guarantor" and replacing them with the following new definitions:



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         "BORROWING BASE" means, at any date of determination, an amount not in excess of the difference of the following:

                  (a)      the sum of:

                           (i) eighty percent (80%) of the amount due and owing on the A.B. Dick Eligible Accounts; PLUS

                           (ii)     the lesser of:

                                    (x) Sixteen Million Dollars ($16,000,000) or

                                    (y) sixty percent (60%) of the cost or
                                    market value (whichever is lower) of the A.B. Dick Eligible Inventory; PLUS

                           (iii) ten percent (10%) of the cost or market value (whichever is lower) of the A.B. Dick Accumulated Depreciation Inventory; MINUS

                  (b)      the Reserve Amount.

         "ELIGIBLE ACCOUNTS" means, with respect to any Person, only such Accounts of such Person as the Agent, in its reasonable discretion, shall from time to time consider to be Eligible Accounts and, by way of example and not limitation, excluding Accounts which:

                           (a) either: (i) remain unpaid more than ninety (90)
                  days after the original invoice date or (ii) have an original due date greater than ninety (90) days after the original date of invoice;

                           (b) have arisen from services performed by the
                  Account Creditor to or for the Account Debtor outside the ordinary course of business;

                           (c) have arisen from the sale by the Account Creditor
                  of goods where such goods have not been shipped or delivered to the Account Debtor;

                           (d) have arisen from transactions which are not
                  complete, are not bona fide, or require further acts on the part of the Account Creditor to make such Account payable by the Account Debtor;

                           (e) have arisen in connection with sales of goods
                  which were shipped or delivered to the Account Debtor on other than an absolute sale basis, such as shipments or deliveries made on consignment, a sale or return basis, a guaranteed sale basis, a bill and hold basis, or on the basis of any similar understanding;



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


                           (f) have arisen in connection with sales of goods
                  which were, at the time of sale thereof, subject to any Lien, except the security interest in favor of the Agent created by the Loan Documents;

                           (g) are subject to any provision prohibiting
                  assignment or requiring notice of or consent to such assignment;

                           (h) are subject to any Lien other than the Lien in
                  favor of the Agent;

                           (i) are Accounts with respect to which the Account
                  Debtor is currently asserting setoff, counterclaim, defense, allowance, dispute, or adjustment rights, or are Accounts that have arisen in connection with the sale of goods which have been returned, rejected, repossessed, lost or damaged;

                           (j) are owed from an Account Debtor about which the
                  Account Creditor has received notice that such Account Debtor is the subject of Financial Impairment or has suspended normal business operations, dissolved, liquidated or terminated its existence;

                           (k) are owed by any Account Debtor located in New
                  Jersey or Minnesota unless the Account Creditor has filed all legally required Notice of Business Activities Reports with the New Jersey Department of Taxation or the Minnesota Department of Revenue, respectively;

                           (l) are Accounts with respect to which the Account
                  Debtor is located in any jurisdiction which requires that the Account Creditor, in order to sue any Person in such jurisdiction's courts, either (i) qualify to do business in such jurisdiction or (ii) file a report with the taxation division of such jurisdiction for the then current year, unless the Account Creditor has fulfilled such requirements to the extent applicable for the then current year;

                           (m) are evidenced by Chattel Paper or any Instrument
                  of any kind (including, without limitation, any promissory notes);

                           (n) are Accounts with respect to which any of the
                  representations, warranties, covenants and agreements contained in this Agreement or any of the other Loan Documents are not or have ceased to be complete and correct or have been breached;

                           (o) are Accounts with respect to which the Account
                  Debtor is also a supplier or creditor of the Account Creditor, except to the extent that the aggregate amount owed to the Account Creditor by such Account Debtor exceeds the aggregate amount owed to such Account Debtor by the Account Creditor;

                           (p) are Accounts with respect to which the Agent does
                  not have a first priority, perfected security interest;


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


                           (q) represent a progress billing or have had the time
                  for payment extended by the Account Creditor without the consent of the Agent (for the purposes hereof, "progress billing" means any invoice for goods sold or leased or services rendered under a contract or agreement pursuant to which the Account Debtor's obligation to pay such invoice is conditioned upon the Account Creditor's completion of any further performance under the contract or agreement);

                           (r) are owed by a Person that is not a citizen of or
                  organized under the laws of the United States or any State or are owed by any Person located outside of the United States unless (i) such Accounts are owed by an Account Debtor located in Canada and the Agent has a first priority lien perfected to its satisfaction in such Accounts, or (ii) payment of such Accounts is guaranteed by a letter of credit in form and substance and issued by a financial institution satisfactory to the Agent, in its sole discretion, and which has been transferred or assigned to the Agent as security for the Obligations.

                           (s) are owed any government or any department,
                  agency, or instrumentality thereof;

                           (t) are owed by any State or any department, agency,
                  or instrumentality thereof unless the Account Creditor has complied with any applicable statutory or regulatory requirements thereof in respect of the Agent's security interest therein as granted hereunder;

                           (u) are owed by an Affiliate of the Account Creditor;

                           (v) are owed by an Account Debtor with respect to
                  which more than fifty percent (50%) of the balances then outstanding on Accounts owed by such Account Debtor and its Affiliates to the Account Creditor has remained unpaid for more than ninety (90) days from the dates of their original due dates, as applicable; or

                           (w) are, in the Agent's reasonable credit judgment,
                  Accounts of an Account Debtor which is deemed to be an unacceptable credit risk or Accounts which are otherwise deemed unacceptable. The Agent shall use reasonable efforts to notify the Borrower of any such determination under this clause (v), but shall not be liable for any damages arising out of any failure to so notify the Borrower.

         "GUARANTY AGREEMENT" means, collectively, the A.B. Dick Guaranty Agreement and the agreements of any Guarantor(s) of the Obligations incurred after the Closing Date.

         "INTERCOMPANY LOANS" means loans from the Borrower to a Subsidiary Guarantor using the proceeds of Advances hereunder and includes, as of the Closing Date, A.B. Dick Intercompany Loans. All funds downstreamed by the Borrower to a Subsidiary Guarantor using the proceeds of Advances hereunder are deemed to be Intercompany Loans.

         "SUBSIDIARY GUARANTOR" means any Subsidiary that is also a Guarantor of the Borrower's Obligations under this Agreement, and includes, as of the Closing Date, A.B. Dick.

         2.9 AMENDMENT TO ANNEX II. Annex II to the Credit Agreement is amended by adding the following new definition of "Permitted Sale":

         "PERMITTED SALE" means a sale of all or substantially all of the assets and business of Curtis.

         2.10 AMENDMENT SUPPLEMENTAL ANNEX IV. Annex IV to the Credit Agreement is amended by deleting Section 7.1 and replacing it with the following new
Section 7.1:

         7.1      A.B. DickNetherland B.V.
                  A.B. Dick B.V.
                  A.B. Dick/Itek Limited (UK)
                  A.B. Dick S.A. (Belgium)
                  A.B. Dick Company of Canada, Ltd. (Canada)
                  Itek Graphix Corp.
                  Multigraphics LLC

3.       WAIVER.

         3.1 WAIVER. Subject to and conditioned on the effectiveness of this Amendment, to the extent that the following actions have resulted in Borrower's failure to comply with the Credit Agreement, the Agent and each Bank hereby waives, as of the date of this Amendment:

                  (a) solely with respect to the formation and/or acquisition of Multi Acquisition Corp., Multigraphics, Inc. and Multigraphics LLC, any failure of the Borrower to comply with the requirement set forth in
         Section 7.1 of the Credit Agreement that so long as the Obligations shall remain outstanding "the Borrower has no Subsidiaries other than as listed in the Supplemental Schedule";

                  (b) solely with respect to the purchase of substantially all of the assets of Multigraphics LLC by A.B. Dick; any failure of the Borrower to comply with the requirement set forth in Section 83(a)(ii) of the Credit Agreement that Borrower shall not permit any of its Subsidiary Guarantors to, without the prior written consent of the Required Banks, which shall not be unreasonably withheld, "purchase all or substantially all of the assets and business of another Person";



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


                  (c) solely with respect to any failure of the Borrower as of this date to comply with Section 7.1 of the Credit Agreement, any Event of Default under Section 9.2 of the Financing Agreement; and

                  (d) solely with respect to any failure of the Borrower as of this date to comply with Section 8.3(a)(ii) of the Credit Agreement, any Event of Default under Section 9.4 of the Financing Agreement.

         3.2 LIMITATION ON WAIVERS. The waivers granted herein are limited strictly to their terms, apply only to the specific waivers described herein, do not extend to or affect any of the Borrower's other obligations contained in the Credit Agreement or any other related documents and do not impair any rights consequent thereon. Except as expressly set forth herein, nothing contained herein will be deemed to be a waiver of, or will in any way impair or prejudice, any rights of the Agent, the Banks or the Letter of Credit Bank under the Credit Agreement. Neither the Agent nor any Bank has any obligation to issue any other or further waiver with respect to the subject matter hereof or of any other matter, and, except as expressly provided herein, the Credit Agreement and all documents, instruments and agreements related thereto are ratified and confirmed in all respects and will continue in full force and effect.

4.       REPRESENTATIONS AND WARRANTIES.

Borrower hereby represents and warrants as follows:

         4.1 THE AMENDMENT. This Amendment has been duly and validly executed by an authorized executive officer of Borrower and constitutes the legal, valid and binding obligation of Borrower enforceable against Borrower in accordance with its terms. The execution delivery, and performance of this Amendment, the Credit Agreement (as amended hereby), and the other Loan Documents to which Borrower is a party are within the Borrower's corporate powers, have been duly authorized, and are not in contravention of Law or the terms of the Borrower's Certificate of Incorporation or By-Laws or any indenture (including the Senior Note Indenture) or other document or instrument evidencing borrowed money or any other agreement or undertaking to which the Borrower is a party or by which it or its property is bound.

         4.2 CLAIMS AND DEFENSES. As of the date of this Amendment, neither the Borrower nor any of the Subsidiary Guarantors has any defenses, claims, counterclaims or setoffs with respect to the Credit Agreement, the Loan Documents or any Obligations thereunder or with respect to any actions of the Agent, the Banks, the Letter of Credit Bank or any of their respective officers, directors, shareholders, employees, agents or attorneys, and the Borrower irrevocably and absolutely waives any such defenses, claims, counterclaims and setoffs and releases the Agent, the Banks and the Letter of Credit Bank, and each of their respective officers, directors, shareholders, employees, agents and attorneys, from the same.

         4.3 CREDIT AGREEMENT. The Credit Agreement, as previously amended and as further amended by this Amendment, remains in full force and effect and remains the valid and binding obligation of Borrower enforceable against Borrower in accordance with its terms.

         4.4 NONWAIVER. Except as set forth in Section 3 of this Amendment, the execution, delivery, performance and effectiveness of this Amendment shall not operate nor be deemed to



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


be nor construed as a waiver (i) of any right, power or remedy of the Agent, any Bank or the Letter of Credit Bank under the Credit Agreement, nor (ii) of any term, provision, representation, warranty or covenant contained in the Credit Agreement or any other documentation executed in connection therewith. Further, except as set forth in Section 3 of this Agreement, none of the provisions of this Amendment shall constitute, be deemed to be or construed as, a waiver of any Event of Default under the Credit Agreement as previously amended and as further amended by this Amendment.

         4.5 REFERENCE TO AND EFFECT ON THE CREDIT AGREEMENT. Upon the effectiveness of this Amendment, each reference in the Credit Agreement to "this Agreement", "hereunder", "hereof', "herein", or words of like import shall mean and be a reference to the Credit Agreement, as previously amended and as further amended hereby, and each reference to the Credit Agreement in any other document, instrument or agreement executed and/or delivered in connection with the Credit Agreement shall mean and be a reference to the Credit Agreement, as previously amended and as further amended hereby.

5.       CONDITIONS PRECEDENT TO EFFECTIVENESS OF THIS AMENDMENT NO.3.

In addition to all of the other conditions and agreements set forth herein, the effectiveness of this Amendment is subject to the fulfillment of each of the following conditions precedent:

         5.1 AMENDMENT NO. 3 TO CREDIT AND SECURITY AGREEMENT. The Agent and each Bank shall have received an original counterpart of this Amendment No. 3 to Credit and Security Agreement, executed and delivered by a duly authorized officer of Borrower, the Agent, and each of the Banks.

         5.2 ACKNOWLEDGMENT OF GUARANTOR. The Agent shall have received the Acknowledgment of Guarantor, attached hereto, executed and delivered by a duly authorized officer of each of A.B. Dick and Curtis respectively.

         5.3 AMENDMENT FEE. Bank shall have received from the Borrower, an Amendment Fee in the amount of Ten Thousand Dollars ($10,000).

6.       RELEASE OF CURTIS GUARANTY

         6.1 RELEASE OF GUARANTY. Upon the consummation of the Permitted Sale, that certain Subsidiary Guaranty, dated as of April 1, 1998, executed by Curtis in favor of the Agent for the benefit of the Banks and the Letter of Credit Bank shall be released.

7.       MISCELLANEOUS.

         7.1 GOVERNING LAW. This Amendment has been delivered and accepted at and shall be deemed to have been made at Cleveland, Ohio. This Amendment shall be interpreted and the rights and liabilities of the parties hereto determined in accordance with the laws of the State of Ohio, without regard to principles of conflict of law, and all other laws of mandatory application.

         7.2 SEVERABILITY. Each provision of this Amendment shall be interpreted in such manner as to be valid under applicable law, but if any provision hereof shall be invalid under


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


applicable law, such provision shall be ineffective to the extent of such invalidity, without invalidating the remainder of such provision or the remaining provisions hereof.

         7.3 COUNTERPARTS. This Amendment may be executed in one or more counterparts, each of which, when taken together, shall constitute but one and the same agreement.


                           [Signature Page to Follow]



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



         IN WITNESS WHEREOF, Borrower has caused this Amendment No. 3 to Credit and Security Agreement to be duly executed and delivered by its duly authorized officer as of the date first above written.


KEY CORPORATE CAPITAL INC., as               PARAGON CORPORATE HOLDINGS
Agent                                        INC.


/s/  Christine A. Schoaf                     /s/  Frank D. Zaffino
---------------------------------            -----------------------------------
By: Christine A. Schoaf                      By:  Frank D. Zaffino
   ------------------------------               --------------------------------
Its: AVP                                     Its:  President & CEO
    -----------------------------                -------------------------------



KEY CORPORATE CAPITAL INC., as a             KEY CORPORATE CAPITAL INC. as a
Bank                                         Letter of Credit Bank


/s/  Christine A. Schoaf                     /s/  Christine A. Schoaf
---------------------------------            ---------------------------------
By: Christine A. Schoaf                      By: Christine A. Schoaf
   ------------------------------               ------------------------------
Its: AVP                                     Its: AVP
    -----------------------------                -----------------------------

                     ACKNOWLEDGMENT OF A. B. DICK COMPANY.
                     -------------------------------------

         The undersigned, A. B. DICK COMPANY, a Delaware corporation, having guaranteed the obligations of Paragon Corporate Holdings Inc. to Key Corporate Capital Inc. ("KCCI"), hereby acknowledges and agrees to the terms of the foregoing Amendment No. 3 to Credit and Security Agreement. The undersigned represents and warrants to KCCI that the Subsidiary Guaranty Agreement, executed and delivered by the undersigned to KCCI, dated as of April 1, 1998, remains the valid and binding obligation of the undersigned, enforceable against it in accordance with its respective terms.


                                      A.B. DICK COMPANY


                                      By: /s/  Frank D. Zaffino
                                         -----------------------------------
                                      Its: President & CEO
                                         --------------------------------


Dated: May 10, 2000



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